EXHIBIT 3.4.2

                         COMPENSATION COMMITTEE CHARTER


PURPOSE

The Compensation Committee is appointed by the Board to discharge the Board's responsibilities relating to (1) compensation of the Company's executives, (2) equity-based compensation plans, including, without limitation, stock option and restricted stock plans, in which officers or employees may participate and (3) arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants. The Compensation Committee has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies.

The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's proxy statement and assisting in the preparation of certain information to be included in other periodic reports filed with the Securities and Exchange Commission (the "SEC").

COMMITTEE MEMBERSHIP

The Compensation Committee shall consist of no fewer than two members. Each member of the Compensation Committee shall satisfy the independence requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and all rules promulgated by the SEC, and meet the definitions of "non-employee director" for purposes of SEC Rule 16b-3 and "outside director" for purposes of Section 162(m) of the Internal Revenue Code ("Section 162(m)").

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Compensation Committee members may be replaced by the Board. The Chairperson will be designated by the Board.

COMMITTEE RULES OF PROCEDURE

The Compensation Committee shall meet at least twice annually, or more frequently as circumstances dictate. Special meetings may be convened as the Compensation Committee deems necessary or appropriate.

A majority of the members of the Compensation Committee shall constitute a quorum to transact business. Members of the Compensation Committee may participate in a meeting of the Committee by means of telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except in extraordinary circumstances as determined by the Chairman of the Compensation Committee, notice shall be delivered to all Committee members at least 48 hours in advance of the scheduled meeting. Minutes of each meeting will be kept and distributed to the entire Board.

The affirmative vote of a majority of the members of the Compensation Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law or regulation, any action required or permitted to be taken at a meeting of the Compensation Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force as a unanimous vote of the Compensation Committee.


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COMMITTEE AUTHORITY AND RESPONSIBILITIES

Executive Compensation
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1.   The Compensation Committee annually shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives and recommend to the Board the CEO's compensation level based on this evaluation. In determining the long-term incentive component of the CEO's compensation, the Compensation Committee may consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years and other factors that the Committee deems appropriate in connection with its review.

2. The Compensation Committee annually shall review and approve, for the CEO and all other executive officers of the Company, (a) their annual base salary level, (b) their annual incentive opportunity level, (c) their long-term incentive opportunity level and (d) any special or supplemental benefits. The Compensation Committee also shall review and approve, for the CEO and all other executive officers of the Company, all employment agreements, severance arrangements and change in control agreements/provisions.

3. The Compensation Committee shall not approve any direct or indirect loan, guarantee or other extension of credit to the CEO or any other director or officer of the Company, except as permitted under Section 13(k) of the Exchange Act.

Non-Employee Director Compensation
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4.   The Compensation Committee shall make recommendations to the Board with respect to the compensation of non-employee directors, including their participation in incentive-compensation plans and equity-based compensation plans.

5. The Compensation Committee shall have the same authority with regard to all aspects of non-employee director compensation as it has been granted with regard to executive compensation, except that any ultimate decision regarding the compensation of any non-employee director shall be subject to the approval of the Board.

Equity-Based Compensation Plans
-------------------------------

6. The Compensation Committee shall make recommendations to the Board and to the Company's stockholders (to the extent stockholder approval is required by any applicable law or regulation for their approval all stock ownership, stock option and other incentive-compensation and equity-based compensation plans of the Company. In addition, the Compensation Committee shall recommend to Board and to the Company's stockholders (to the extent stockholder approval is required by any applicable law or regulation) for their approval all equity-based compensation plans with respect to non-employee directors, and all related policies and programs. The Compensation Committee shall review and approve all stock ownership, stock option and other incentive-compensation and equity-based compensation plans of the Company that are not subject to approval by the Company's stockholders.

Other Responsibilities
----------------------

7. With respect to plans intended to comply with Section 162(m), the Compensation Committee shall have the authority to take all actions necessary or appropriate to comply with Section 162(m), including, without limitation, establishing performance goals in writing within the time prescribed by Section 162(m) and certifying the attainment of such goals in a manner consistent with Section 162(m).

8. The Compensation Committee shall report regularly to the Board, but not less frequently than annually.


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9.   The Compensation Committee shall review and reassess the adequacy of this
     Charter annually and recommend any proposed changes to the Board for its approval. This Charter is in all respects subject and subordinate to the Company's articles of incorporation and by-laws and the applicable provisions of Chapter 78 of the Nevada Revised Statutes, as amended from time to time.

10.  The Compensation Committee annually shall review its own performance.

In addition to the activities described above, the Compensation Committee will perform such other functions as necessary or appropriate in its opinion under applicable law, the Company's certificate of incorporation and by-laws, and the resolutions and other directives of the Board.

Subject to the Company's certificate of incorporation and by-laws and all applicable laws and regulations, the authority vested in the Compensation Committee shall be construed in the broadest possible manner.


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